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                                                                    Exhibit 99.1

                               INTERCOMPANY NOTE
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SUBJECT TO THE PLEDGE TO THE COLLATERAL TRUSTEE AS REQUIRED BY THE INDENTURE
DATED AS OF ________, 2001 BY AND BETWEEN THE FINOVA GROUP INC. AND THE BANK OF NEW YORK, AS TRUSTEE AND SUBORDINATED IN RIGHT OF PAYMENT TO THE OBLIGATIONS OF THE MAKER PURSUANT TO THE CREDIT AGREEMENT DATED AS OF _______, 2001 BY AND BETWEEN THE MAKER AND BERKADIA LLC.

No. 1  New York, New York
                                                            $______, 2001

          FOR VALUE RECEIVED, the undersigned, FINOVA CAPITAL CORPORATION, a Delaware corporation (the "Maker"), hereby unconditionally promises to pay to the order of THE FINOVA GROUP INC., a Delaware corporation (together with its successors and assigns, the "Holder"), at its offices at 4800 North Scottsdale Road, Scottsdale, Arizona 85251-7623 or such other place as the Holder may designate in writing, the principal sum of _______________ DOLLARS ($__________), together with interest (computed on the basis of a year of 360 days comprised of twelve thirty-day months (including the first day but excluding the last day) occurring in the period for which such interest is payable) on the principal amount hereof from time to time outstanding from the date hereof until such principal amount is paid in full, at an interest rate per annum equal at all times to the lesser of the maximum lawful rate or Seven and One Half Percent (7.5%). Any overdue amount of principal, interest or other amounts payable hereunder shall bear interest, payable on demand, at the same rate of interest, to the extent lawful. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Indenture (as defined).

          SECTION 1.    INTEREST AND PAYMENT.

          1.1  Principal.  Principal on this Note shall be payable on each May
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15 and November 15, commencing November 15, 2001 (each a "Principal Payment
Date") in the amount of cash or Cash Equivalents, if any, available to such principal payments in accordance with Section 4.06 of the Indenture dated as of ______, 2001 by and between Holder and The Bank of New York, as Trustee (the "Indenture"). Principal and interest on this Note, to the extent not previously paid in full in cash in accordance with Section 4.06 of the Indenture, shall be due and payable on November 15, 2009 (the "Stated Maturity").

          1.2  Interest.  Interest on this Note shall be payable on each May 15
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and November 15, commencing November 15, 2001 (each an "Interest Payment Date")
in the amount of cash or Cash Equivalents, if any, available for such interest payments in accordance with the provisions of Section 4.06 of the Indenture. To the extent Interest is not paid on an Interest Payment Date, such amount of unpaid Interest shall accrue interest the rate of 7.5% per annum until paid and shall be treated as Interest for all purposes
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under this Note. Payments of Interest shall be applied first to all accrued but previously unpaid Interest in the order in which such Interest accrued.

          After the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceedings, relating to the Company, unpaid principal and Interest on this Note shall continue to include interest accruing at the rate provided in this Note, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

          1.3  Optional Prepayments.  The Company will have the option to prepay
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this Note in whole or in part at any time or from time to time without premium or penalty. Any accrued and unpaid interest on any principal amount prepaid pursuant to this Section 1.3 shall be paid at the time of such prepayment.

          SECTION 2.    EVENTS OF DEFAULT

          The following shall be deemed events of default hereunder:

                    (i) the failure of the Maker to pay all or any part of the unpaid principal on this Note when and as the same becomes due and payable at the Stated Maturity of this Note or otherwise pursuant to
          Section 1.1 of this Note;

                    (ii) failure by the Maker to pay installments of accrued and unpaid interest in full on this Note for two consecutive Interest Payment Dates whether or not required to be paid pursuant to Section
          1.2 of this Note, provided that both of such installments remain unpaid after such second consecutive Interest Payment Date;

                    (iii) an Event of Default occurs under the Indenture (as defined therein) which results in the acceleration of the obligations of the Senior Notes under the Indenture;

                    (iv) the Maker pursuant to or within the meaning of Bankruptcy Law:

                              (A) commences a voluntary case,

                              (B) consents to the entry of an order for relief
                    against it in an involuntary case,

                              (C) consents to the appointment of a Custodian of
                    it or for all or substantially all of its property, or

                              (D) makes a general assignment for the benefit of
                    its creditors; or

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                    (v) a court of competent jurisdiction enters an order or
          decree under any Bankruptcy Law that:

                              (A) is for relief against the Maker in an
                    involuntary case;

                              (B) appoints a Custodian of the Maker for all or
                    substantially all of the property of the Maker; or

                              (C) orders the liquidation of the Maker; and the
                    order or decree remains unstayed and in effect for 60 consecutive days.

          Upon the occurrence and during the continuance of any such event of default, the Holder may, by written notice to Maker, declare the entire unpaid principal of and accrued and unpaid interest on this Note to be immediately due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or other notice, all of which are hereby waived; provided, however, that the Holder may not declare this Note immediately due and payable upon the occurrence of an event of default specified in clauses (i) and
(ii) above if such payments are prohibited by Section 3 hereof. Upon the occurrence of an event of default specified in clauses (iii), (iv) or (v) above, this Note shall become immediately due and payable without declaration, notice or demand by the Holder hereof.

          SECTION 3.   SUBORDINATION

          No payments may be made with respect to this Note if a "Default" or "Event of Default" under the Berkadia Loan (as such terms are defined therein) has occurred and is continuing.

          SECTION 4.    MISCELLANEOUS

          Any term used in this Note and not otherwise defined herein shall have the meaning ascribed to such term in the Indenture.

          All notices, requests and demands to or upon the Maker pursuant hereto to be effective shall be in writing (including by facsimile transmission) and unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by courier, when delivered, or (b) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows:


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          If to Holder:

          The FINOVA Group Inc.
          4800 North Scottsdale Road
          Scottsdale, Arizona 85251-7623
          Attention: President
          (480) 636-4800
          (480) 636-5036 (facsimile)

          If to the Maker:

          FINOVA Capital Corporation
          4800 North Scottsdale Road
          Scottsdale, Arizona 85251-7623

          Attention: President
          (480) 636-4800
          (480) 636-5036 (facsimile)

          For so long as the Berkadia Loan remains outstanding, with copies to:

          Berkadia LLC
          1440 Kiewit Plaza
          Omaha, Nebraska 68131
          Attention: Marc D. Hamburg
          (402) 346-1400
          (402) 346-3375 (facsimile)

          The Maker, the Holder or Berkadia, by notice to the others may designate additional or different addresses for subsequent notices or communications.

          No failure to exercise and no delay in exercising, on the part of the Holder of this Note, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privilege herein provided are cumulative and not exclusive of any rights, remedies, power and privileges provided by law.

          Contemporaneously with the making of this Note, this Note is being pledged to the Collateral Trustee as required by the Berkadia Credit Agreement to secure the obligations of Holder as a guarantor under the Berkadia Loan and by the Indenture to secure the obligations of Holder as set forth in the Indenture. The rights of the Holder may be exercised only by the Collateral Trustee, so long as the Collateral Trust Agreement is in effect. Maker and Holder agree that this Note shall not be modified in any respect unless agreed to in writing by Holder and Maker.

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          THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.


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          IN WITNESS WHEREOF, Maker has executed this Note as of the date first set forth above.


                              FINOVA CAPITAL CORPORATION

                              By:
                                   ---------------------------------------------
                                    Name:
                                    Title:


PAY TO THE ORDER OF

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The FINOVA Group Inc.



By:
    --------------------------
Title:



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